As filed with the Securities and Exchange Commission on December 18, 2013
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Covisint Corporation

(Exact name of Registrant as specified in its charter)

Michigan	26-2318591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

One Campus Martius Detroit, Michigan	48226-5099
(Address of principal executive offices)	(Zip code)

COVISINT CORPORATION 2009 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Enrico Digirolamo Chief Financial Officer Covisint Corporation One Campus Martius Detroit, Michigan 48226-5099 (313) 227-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Michael A. Sosin, Esq. General Counsel Covisint Corporation One Campus Martius Detroit, Michigan 48226-5099 (313) 227-7144
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large accelerated filer  ☐    Accelerated filer  ☐
Non-accelerated filer  ☒ (Do not check if a smaller reporting company)    Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	4,500,000	$12.68	$57,037,500.00	$7,349.43

(1)
Represents shares of common stock issuable under the Covisint Corporation 2009 Long Term Incentive Plan, approved by the registrant’s stockholder on August 24, 2009 (the “Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high ($13.00) and low ($12.35) sales price for the Common Stock of the registrant as quoted on the NASDAQ Global Select Market on December 11, 2013, a date within five business days prior to the date of filing of this registration statement.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Covisint Corporation, a Michigan corporation (the “Registrant”), relating to 4,500,000 shares of its common stock, no par value (“Common Stock”), which have been reserved for issuance under the Plan to eligible employees and employee directors of the Registrant, and its parent and subsidiaries. The Plan, as adopted by the Registrant’s Board and its sole shareholder, Compuware Corporation, on August 24, 2009, initially reserved for issuance 150,000 shares of its Common Stock. On May 23, 2013, the Registrant’s board of directors approved and effected a 30-for-1 stock split. The Registrant completed its initial public offering on October 1, 2013.
PART I
INFORMATION REQUIRED IN PROSPECTUS
The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents By Reference.
The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:
(a)    the Registrant’s prospectus filed on September 26, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-188603), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)    the Registrant’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2013 filed with the Commission on November 6, 2013;

(c)    the Registrant’s Current Reports on Form 8-K filed with the Commission on November 21, 2013 and December 11, 2013; and

(d)    the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36088) filed with the Commission on September 24, 2013 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Sections 1561 through 1571 of the Michigan Business Corporation Act, or the MBCA, authorize a corporation to grant or a court to award, indemnity to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

The Registrant’s bylaws provide that with respect to non-derivative actions, it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director or officer of the Registrant, or, while serving as a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant or the Registrant’s shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. With respect to derivative actions, the Registrant will indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or the Registrant’s right to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Registrant, or, while serving as a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant or the Registrant’s shareholders. The Registrant’s bylaws also provide that it will indemnify a director or officer for the expenses incurred in the successful defense of any such proceeding, subject to the provisions of the MBCA. Further, the Registrant may pay or reimburse the expenses of any person who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition, subject to certain limitations. These rights are not exclusive of any other right that any person seeking indemnification or advancement of expenses may have or acquire under a contractual arrangement with the Registrant. No amendment or repeal of these provisions will apply to or have any effect on any director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to the time of any such amendment or repeal. The Registrant’s bylaws also specifically authorize the Registrant to maintain insurance and to grant similar indemnification rights to its employees or agents.

Section 1209 of the MBCA permits a Michigan corporation to include in its articles of incorporation a provision eliminating or limiting a director’s liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant’s articles of incorporation include a provision which eliminates, to the fullest extent permitted by the MBCA, director liability for monetary damages for breaches of fiduciary duty.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit No.	Description
5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP
10.1	Covisint Corporation 2009 Long Term Incentive Plan, incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement filed on Form S-1 with the Commission on May 14, 2013
15.1*	Awareness Letter of Deloitte & Touche LLP
23.1*	Consent of Deloitte & Touche LLP
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)
________
* Filed herewith
Item 9. Undertakings.

(a)	The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on December 16, 2013.

COVISINT CORPORATION
By:     /s/ David A. McGuffie
David A. McGuffie
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Enrico Digirolamo and Michael A. Sosin as his true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Covisint Corporation, and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David A. McGuffie	President	December 16, 2013
David A. McGuffie	and Chief Executive Officer

/s/ Enrico Digirolamo	Chief Financial Officer	December 16, 2013
Enrico Digirolamo

/s/ Barry Goldsmith	Director	December 16, 2013
Barry Goldsmith

/s/ William O. Grabe	Director	December 16, 2013
William O. Grabe

/s/ Robert C. Paul	Chairman and Director	December 16, 2013
Robert C. Paul

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP
10.1	Covisint Corporation 2009 Long Term Incentive Plan, incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement filed on Form S-1 with the Commission on May 14, 2013
15.1*	Awareness Letter of Deloitte & Touche LLP
23.1*	Consent of Deloitte & Touche LLP
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)
________
* Filed herewith